Western Reserve Bancorp, Inc.
Exhibit 11--Earnings per Share

                                          Three months ended Sept. 30,  Nine months ended Sept. 30,
                                               2002          2001          2002          2001
                                             --------      --------      --------      --------
Numerator:
     Net income                              $171,957      $ 61,643      $406,540      $586,833


Denominator:
     Denominator for basic earnings per
         share--weighted-average shares       388,052       388,052       388,052       388,052

     Effect of dilutive securities:
         Nonqualified stock options             6,662         7,530         7,231         7,530
                                             --------      --------      --------      --------
     Denominator for diluted earnings
         per share                            394,714       395,582       395,293       395,582
                                             ========      ========      ========      ========


Basic earnings per share                     $   0.44      $   0.16      $   1.05      $   1.51
                                             ========      ========      ========      ========

Diluted earnings per share                   $   0.44      $   0.16      $   1.03      $   1.48
                                             ========      ========      ========      ========

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